Exhibit 10.1

1st AMENDMENT TO LEASE

THIS 1st AMENDMENT TO LEASE (“1st Amendment”) is entered into as of 1st day of September 2025 (the “Effective Date”) by and between Stephen Mallatt, Jr. and Rita Mallatt (together, “Landlord”), and Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant entered into a certain Industrial Lease, dated September 1st, 2020, (the “Lease”), pertaining to which Landlord has leased to Tenant that portion of real property located at 10849 W. Emerald St., Boise, ID 83713, more fully described in the Lease (the “Premises”).

B.	Landlord and Tenant desire to enter into this 1st Amendment to amend the Lease as set forth in this 1st Amendment.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. Extension of Term of Lease. The Lease Term is hereby extended, with such extended term commencing on September 1st, 2025, and expiring on August 31, 2030. The additional 5-year period added to the existing Lease Term is referred to in this 1st Amendment as the “Renewal Term.”

2. Rent During Extended Term. The Base Rent for the Renewal Term is as follows:

Months	Annual Base Rent	Monthly Installment
1-12	$95,100.00	$7,925.00
13-36	$97,953.00	$8,162.75
37-60	$100,891.56	$8,407.63

3. No Options To Renew. Tenant acknowledges and agrees that Tenant does not have any further options to renew or extend the term of the Lease.

4. Lease Section 3.4. Section 3.4 of the Lease is deleted in its entirety and replaced with the following:

3.4 Delinquent Rental Payments. If any payment of Rent or any other charge or expense payable under this Lease is not received by Landlord within five (5) days of when due, Landlord may assess and Tenant shall pay to Landlord, as Additional Rent, a late fee of $50 per day for each overdue amount. Any such overdue amounts shall continue to incur late fees from the applicable due date, without regard to any grace period, until the date such overdue amount is paid to and received by Landlord in full (together with all applicable late fees). Such payments shall be in addition to, and not in lieu of, any other remedy Landlord may have.

5. No Default. Tenant acknowledges and agrees that Landlord is not in default, nor has any notice of default been given to Landlord, as of the Effective Date.

6. Miscellaneous.

(a) Definitions. Unless defined herein, capitalized terms used in this 1st Amendment shall have the meaning set forth in the Lease, as applicable.

(b) Conflict. To the extent that any term or provision in this 1st Amendment conflicts with any term or provision in the Lease, the provisions in this 1st Amendment shall be controlling, and any conflicting terms in the Lease shall be void and of no force or effect. Except as modified by the terms of this 1st Amendment, all the provisions of the Lease shall remain in full force and effect, unaffected by this 1st Amendment.

(c) Counterparts. This 1st Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same 1st Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this 1st Amendment to be duly executed and effective as of the Effective Date.

LANDLORD:

/s/ Steve Mallatt, Jr.
Steve Mallatt, Jr.

/s/ Rita Mallatt
Rita Mallatt

TENANT:

KYLES’S CUSTOM WOOD SHOP, INC.

By:	/s/ Glyn Milburn
Name:	Glyn Milburn
Title:	President

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